Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Palatin Technologies, Inc.:

We consent to the use of our report dated September 25, 2017, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficiency) equity, and cash flows for each of the years in the three-year period ended June 30, 2017, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 14, 2017